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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ______)*


                             Genomic Solutions, Inc.
             -------------------------------------------------------
                                (Name of Issuer)




                                  Common Stock
             -------------------------------------------------------
                         (Title of Class of Securities)




                                   37243R109
             -------------------------------------------------------
                                 (CUSIP Number)





                                   May 5, 2000
                                   -----------
             (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                 [ ]      Rule 13d-1(b)

                 [ ]      Rule 13d-1(c)

                  X       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


SEC 1745 (3-98)


                               Page 1 of 7 pages

-----------------------                                 ------------------------
 CUSIP NO. 37243R109                 13G                 PAGE 2 OF 7 PAGES
-----------------------                                 ------------------------


--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) American Healthcare Fund II Limited Partnership
         36-3756168
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) [ ]
         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

--------------------------------------------------------------------------------
                      5        SOLE VOTING POWER
      NUMBER OF

       SHARES
                      ----------------------------------------------------------
    BENEFICIALLY      6        SHARED VOTING POWER

      OWNED BY                 1,846,694
                      ----------------------------------------------------------
        EACH          7        SOLE DISPOSITIVE POWER

     REPORTING

       PERSON         ----------------------------------------------------------
                      8        SHARED DISPOSITIVE POWER
        WITH:
                               1,846,694

--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,846,694

--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.7%

--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 7 pages

-----------------------                                 ------------------------
 CUSIP NO. 37243R109                 13G                 PAGE 3 OF 7 PAGES
-----------------------                                 ------------------------


--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
         Capital Health Venture Partners
         36-3858897
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) [ ]
         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                      5        SOLE VOTING POWER
      NUMBER OF

       SHARES
                      ----------------------------------------------------------
    BENEFICIALLY      6        SHARED VOTING POWER
                               1,846,694 shares directly held by American
      OWNED BY                 Healthcare Fund II Limited Partnership. Capital
                               Health Venture Partners is the general partner of
        EACH                   American Healthcare Fund II Limited Partnership.
                      ----------------------------------------------------------
     REPORTING        7        SOLE DISPOSITIVE POWER

       PERSON

        WITH:         ----------------------------------------------------------
                      8        SHARED DISPOSITIVE POWER
                               1,846,694 shares directly held by American
                               Healthcare Fund II Limited Partnership. Capital Health Venture Partners is the general partner of American Healthcare Fund II Limited Partnership.
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,846,694

--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.7%

--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 3 of 7 pages

ITEM 1.

         (a)      NAME OF ISSUER

                  Genomic Solutions, Inc.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  4355 Varsity Drive
                  Suite E
                  Ann Arbor, MI 48108
ITEM 2.
         (a)      NAME OF PERSON FILING

                  (i)      American Healthcare Fund II Limited Partnership
                           ("AHF")

                  (ii)     Capital Health Venture Partners ("CHV")*

                  * Capital Health Venture Partners is the general partner of American Healthcare Fund II Partnership.

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  4430 Arapahoe Avenue
                  Suite 220
                  Boulder, CO  80303
                  c/o Daniel J. Mitchell

         (c)      CITIZENSHIP

                  (i)  AHF:  Delaware Limited Partnership

                  (ii) CHV:  Delaware Limited Partnership

         (d)      TITLE OF CLASS OF SECURITIES

                  Common Stock

         (e)      CUSIP NUMBER

                  37243R109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [ ]      Broker or Dealer registered under Section 15 of the
                           Act (15 U.S.C. 78o);

         (b)      [ ]      Bank as defined in section 3(a)(6) of the Act (15
                           U.S.C. 78c);

         (c)      [ ]      Insurance company as defined in section 3(a)19) of
                           the Act (15 U.S.C. 78c);

         (d)      [ ]      An investment company registered under section 8 of
                           the Investment Company Act of 1940 (15 U.S.C. 80a-8);

         (e)      [ ]      An investment adviser in accordance with Section
                           240.13d-1(b)(1)(ii)(E);

         (f)      [ ]      An employee benefit plan or endowment fund in
                           accordance with Section 240.13d-1(b)(1)(ii)(F);

         (g)      [ ]      A parent holding company or control person in
                           accordance with Section 240.13d-1(b)(ii)(G);

         (h)      [ ]      A savings association as defined in Section 3(b) of
                           the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)      [ ]      A church plan that is excluded from the definition of
                           an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)      [ ]      Group, in accordance with Section
                           240.13d-1(b)(1)(ii)(J)

ITEM 4.  OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


                               Page 4 of 7 pages

         (a)      AMOUNT BENEFICIALLY OWNED:
                  1,846,694

         (b)      PERCENT OF CLASS:
                  7.7%

         (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE:
                           0

                  (ii)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE:
                           1,846,694

                  (iii)    SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                           OF:
                           0

                  (iv)     SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                           OF:
                           1,846,694


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP

Not Applicable

ITEM 10. CERTIFICATION

Not Applicable

EXHIBITS:         A - JOINT FILING STATEMENT

                                   [SIGNATURE]

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                 AMERICAN HEALTHCARE FUND II LIMITED PARTNERSHIP
                                 By: Capital Health Venture Partners, its
                                     general partner


                                 By: /s/ Daniel J. Mitchell, General Partner
                                 -----------------------------------------------
                                                  Signature

                                 Daniel J. Mitchell, General Partner
                                 -----------------------------------------------
                                                  Name/Title
                                 Date: February 13, 2001


                               Page 5 of 7 pages

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

         Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.

     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)


                               Page 6 of 7 pages
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                                    EXHIBIT A

                             JOINT FILING STATEMENT

         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

         Date: February 13, 2001

AMERICAN HEALTHCARE FUND II              CAPITAL HEALTH VENTURE PARTNERS
LIMITED PARTNERSHIP

By:  Capital Health Venture Partners,
     its general partner


                                         BY:  /s/ Daniel J. Mitchell
BY:  /s/ Daniel J. Mitchell                 ---------------------------------
   ---------------------------------          Daniel J. Mitchell
     Daniel J. Mitchell                       General Partner
     General Partner


                               Page 7 of 7 pages